Exhibit 99.1

Amendments to Bylaws of the Company, effective December 13, 2007

Sections 1, 2, 3 and 4 of Article VII of the Company’s Bylaws were amended December 13, 2007 to read in their entirety as follows:

“Section 1. Shares of stock of the corporation may be certificated or uncertificated as provided under the General Corporation Law of the State of Delaware. The corporation shall deliver, upon request, certificates representing all shares to which stockholders are entitled; and such certificates shall be signed by the President or a Vice President, and the Secretary or an Assistant Secretary of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof. No certificate shall be issued for any share until the consideration therefor has been fully paid. Each certificate representing shares shall state upon the face thereof that the corporation is organized under the laws of the State of Delaware, the name of the person to whom issued, the number and class and the designation of the series, if any, which such certificate represents, and the par value of each share represented by such certificate or a statement that the shares are without par value. Except as otherwise provided by law, the rights and obligations of holders of uncertificated shares and the rights and obligations of holders of certificated shares of the same class and series shall be identical.

Section 2. The signatures of the President or Vice President, and the Secretary or Assistant Secretary, upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the corporation itself or an employee of the corporation. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of the issuance.

Section 3. The Board of Directors may direct a new certificate or certificates to be issued or may register uncertificated shares in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates or the registration of uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance or registration thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

Section 4. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate or register uncertificated shares to the person entitled thereto, cancel the old certificate, and record the transaction upon its books. Upon the receipt of proper transfer instructions of uncertificated shares by the holders thereof in person or by their duly authorized legal representatives, such uncertificated shares shall be cancelled, issuance of new equivalent certificated shares or registration of uncertificated shares shall be made to the stockholder entitled thereto and the transaction shall be recorded on the books of the corporation.”